UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2004

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-21764	59-1162998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue Miami, Florida	33172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 592-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On December 16, 2004, Perry Ellis International, Inc. (“Perry Ellis”) entered into an asset purchase agreement (the “Agreement”) with Tropical Sportswear Int’l Corporation (“Tropical”) to acquire certain domestic operating assets, as well as all of the outstanding capital stock of its U.K. subsidiary for $85.0 million in cash, subject to adjustments for Tropical’s accounts receivable and inventories at closing. Other than the Agreement, there is no material relationship between the Company and Perry Ellis. If approved, the transaction is expected to close during February 2005 and will be funded by proceeds from Perry Ellis’ senior credit facility.

The sale is subject to approval by the U.S. Bankruptcy Court, including a bankruptcy court supervised auction process, the expiration of applicable Hart-Scott-Rodino waiting periods, and other closing conditions. A copy of the Agreement is attached hereto as an exhibit.

Item 7.01	Regulation FD Disclosure.

On December 16, 2004, the Perry Ellis issued a press release announcing the entry of the Agreement. A copy of the press release is filled herewith as an exhibit.

INFORMATION LIMITED TO REGULATION FD DISCLOSURE.

The information provided in Item 7.01 of this report shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section; shall not be considered incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing; and shall not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.64 Asset Purchase Agreement, dated December 16, 2004, by and among Perry Ellis International, Inc., Tropical Sportswear Int’l Corporation and the debtor subsidiaries named therein.

Exhibit 99.1 Press Release, dated December 16, 2004, of Perry Ellis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: December 16, 2004	By:	/s/ Rosemary B. Trudeau
	Name:	Rosemary B. Trudeau
	Title:	VP Finance

EXHIBIT INDEX

Exhibit No.	Description
10.64	Asset Purchase Agreement, dated December 16, 2004, by and among Perry Ellis International, Inc., Tropical Sportswear Int’l Corporation and the debtor subsidiaries named therein.

99.1	Press Release, dated December 16, 2004, of Perry Ellis.